Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 333-239890) and in the Registration Statement on Form S-8 (Registration No. 333- 248685, 333-248686, , 333-229535, 333-222888, 333-217770, 333-212299, 333-206848, 333-196537, 333-173777 and 333-162577) pertaining to the Amended and Restated 2005 Stock Option Plan, the 2016 Equity Compensation Plan and the 2019 Equity Compensation Plan of Pluristem Therapeutics Inc. of our report dated September 10, 2020, with respect to the consolidated financial statements of Pluristem Therapeutics Inc., included in this Annual Report (Form 10-K) of Pluristem Therapeutics Inc., dated September 13, 2021.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
September 13, 2021	A Member of Ernst & Young Global

A member firm of Ernst & Young Global Limited